Execution Version
CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE
This Confidential Settlement Agreement and Release (“Agreement”) is made and entered into by and between, on the one hand, WageWorks, Inc. (“WageWorks”) and HealthEquity, Inc. (“HealthEquity,” and together with WageWorks, the “WageWorks Parties”), and, on the other hand, Union Mesa 1, LLC (“Union Mesa”). The WageWorks Parties and Union Mesa may be referred to individually herein as a “Party” or collectively as the “Parties.”
For and in consideration of the mutual covenants and agreements of the Parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby represent, warrant, and agree as follows:
I.EFFECTIVE DATE.
1.1This Agreement shall become effective as of the date on which all of the Parties have executed this Agreement, which date shall be referred to herein as the “Effective Date.”
II.RECITALS.
2.1On June 11, 2019, Union Mesa, as landlord, and WageWorks, as tenant, entered into a Lease Agreement (the “Lease”) pursuant to which WageWorks agreed to lease from Union Mesa that certain premises as more fully described in the Lease (the “Premises”) in a to be constructed building known as the Union – Building A, in Mesa, Arizona (the “Building”).
2.2On October 7, 2019, HealthEquity entered into a Guaranty pursuant to which HealthEquity guaranteed WageWorks’ obligations under the Lease (the “Guaranty”).
2.3As collateral for its contractual obligations under the Lease, WageWorks provided Union Mesa with an irrevocable Letter of Credit for $2,843,750.00 (the “Letter of Credit”).
2.4A dispute arose between the Parties regarding the Lease, the development of the Building and the Premises, and Union Mesa’s draw on the Letter of Credit. On April 12, 2021, before taking possession of the Premises, WageWorks exercised its right to terminate the Lease under Section 5 of Exhibit C-2. On December 1, 2021, WageWorks filed a Complaint in the Maricopa County Superior Court, Cause No. CV2021-018347, alleging breach of contract, breach of the implied covenant of good faith and fair dealing, and conversion claims and seeking a declaratory judgment. Union Mesa denied all claims alleged against it and filed a Counterclaim against the WageWorks Parties on June 29, 2022, alleging breach of contract and breach of the implied covenant of good faith and fair dealing, which claims the WageWorks Parties denied. All claims and counterclaims alleged by the Parties in CV2021-018347 are referred to herein as the “Litigation.”
2.5The Parties now, without admitting fault or wrongdoing, desire to resolve and settle any and all disputes between them including but not limited to any and all claims arising out of or relating to the Lease, the Premises, the Building, the Guaranty, the Letter of Credit, and the Litigation. To that end, the Parties have made this Agreement according to the terms, conditions and provisions hereof.
III.WARRANTIES AND REPRESENTATIONS.
13116-00001/15389387.4

Execution Version
3.1The Parties each expressly represent and warrant that they are authorized to execute this Agreement.
3.2The Parties each represent and warrant that they have not assigned, transferred, or conveyed any of their respective rights, claims or causes of action relating to the Lease, the Guaranty, the Premises, the Building, the Letter of Credit, or any of the claims made in the Litigation, and expressly waive all rights they may have to do so.
3.3The Parties each represent and warrant that in entering into this Agreement, they are not relying on any statement or representation that is not expressly set forth in writing in this Agreement.
3.4The Parties each represent and warrant that they shall not be in default of any other agreement by entering into this Agreement.
IV.TERMS OF SETTLEMENT.
4.1All of the foregoing “Recitals” and “Warranties and Representations” are incorporated by reference into the “Terms of Settlement” section of this Agreement as though fully set forth herein.
4.2This Agreement is a compromise of disputed claims, liability for which is expressly denied by each of the Parties. By this Agreement, the Parties do not admit any wrongdoing or liability, nor do the Parties intend it to be construed as such.
4.3In consideration of the terms, conditions and releases in this Agreement, the WageWorks Parties shall pay Union Mesa a total settlement payment of thirty million dollars and no cents ($30,000,000.00) (the “Settlement Payment”). The Parties agree that this Settlement Payment is not a Lease termination payment. WageWorks has taken the position that the Lease never commenced. The Settlement Payment shall be paid within fourteen (14) calendar days of the Effective Date by wire transfer to Union Mesa. Counsel for Union Mesa will provide wiring information to counsel for the WageWorks Parties.
4.4Union Mesa shall, in addition to the Settlement Payment, retain all proceeds from the Letter of Credit that it previously received, with no refund due to the WageWorks Parties and no credit owed or to be taken against the Settlement Payment. The Settlement Payment and Union Mesa’s retention of the Letter of Credit shall be the sole financial consideration provided by the WageWorks Parties to fully and finally settle all claims and counterclaims arising out of or relating to the Lease, the Premises, the Building, the Guaranty, the Letter of Credit, and the Litigation, and Union Mesa agrees that the WageWorks Parties shall not be liable to Union Mesa for any additional amounts.
4.5Union Mesa shall be solely responsible for any taxes imposed, levied or assessed with respect to the Settlement Payment and the Letter of Credit.
4.6Within five (5) business days of delivery of the Settlement Payment, the Parties agree to sign, and Union Mesa agrees to file a joint motion and stipulation to dismiss the Litigation with prejudice. The Parties shall bear their own attorneys’ fees and costs in connection with the Litigation and in connection with this Agreement.
4.7The Parties confirm that no Party has any ongoing or further rights, obligations, or liabilities of any kind under the Lease or Guaranty.

Execution Version
4.8Except for claims for breach of this Agreement, each Party, for itself, and for its respective officers, directors, associates, employees, agents, attorneys, representatives, predecessors, parent companies, affiliates, subsidiaries, members, members of members, successors and assigns, mutually and fully releases and forever discharges the other Parties, and their respective officers, directors, associates, employees, agents, attorneys, representatives, predecessors, parent companies, affiliates, subsidiaries, members, members of members, successors and assigns, from and against any and all past, present and future liabilities, claims, demands, compensation, damages, controversies, obligations, administrative complaints, causes of action and suits, whether based in tort, contract, statute, common law, or any other type of legal or equitable theory which could be asserted in any state court, federal court, arbitration or any other legal or administrative proceeding, including, without limitation, for actual, compensatory, consequential, incidental, liquidated or punitive damages, tort and/or contract damage, liabilities, costs, expenses, attorneys’ fees, expert fees, investigation fees, and obligations of every possible kind and nature, known or unknown, fixed or contingent, joint or several, whether at law or in equity, suspected or unsuspected, which now exist or may later accrue, arising from and/or related in any way to, the Lease, the Guaranty, the Premises, the Building, the Letter of Credit, and the claims and counterclaims that were made in or could have been made in the Litigation or any subsequent cause of action.
4.9The Parties hereby waive the benefits of any law of Arizona or any other state of the United States which provides that a general release does not extend to claims which the party does not know or expect to exist in its favor at the time of executing the release, which if known to him or her may have materially affected the settlement. It is the intention of the Parties to forever discharge and release all known and unknown claims and potential claims falling within the scope of Section 4.8 above.
4.10IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT A PORTION OF THE CONSIDERATION BEING GIVEN UNDER THIS AGREEMENT IS IN CONSIDERATION FOR THE RELEASE OF CLAIMS AND INJURIES, THE NATURE, EXTENT, AND AMOUNT OF WHICH ARE NOT, AND DESPITE REASONABLE DILIGENCE COULD NOT NOW BE KNOWN (“UNKNOWN CLAIMS”) AND THAT ANY PRINCIPLE OR RULE OF LAW TO THE CONTRARY, THE INTENT AND AGREEMENT OF THE PARTIES IS THAT ANY AND ALL UNKNOWN CLAIMS ARE AND SHALL BE RELEASED BY VIRTUE OF THE FOREGOING PROVISIONS OF THIS AGREEMENT.
4.11The Parties and their attorneys agree that the terms of this Agreement, and the reasons for entering the same, are confidential and shall not be discussed with any third parties, except as expressly provided herein. The Parties further agree that they may disclose the Agreement and the terms of this Agreement (1) to their attorneys, accountants, lenders, financial advisors, insurers, members, officers, directors, employees, and agents, but only to the extent necessary and with the prior express instruction that the terms shall be kept confidential; (2) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; (3) in response to an inquiry or subpoena issued by a state or federal governmental agency; (4) to publicly state in response to an inquiry that the claim has been “Resolved;” (5) to government employees as required by law; and (6) if they reasonably determine that disclosure is necessary or appropriate under any applicable laws or regulations, including pertaining to financial reporting. For the avoidance of doubt, nothing in this Agreement prevents any Party from providing information it reasonably believes to be true to the appropriate governmental authority, including a regulatory, judicial, administrative or other governmental entity to report a possible violation of law or regulation or making another disclosure that is protected under any applicable law or regulation or participating in any investigation or proceeding conducted by any such governmental authority. Any Party who receives a request for the disclosure of the terms of

Execution Version
this Agreement, including but not limited to informal requests, governmental or administrative requests, or subpoenas or other processes of law, shall, before responding to such a request, promptly provide notice to the other Parties to this Agreement of the request and the Party’s intended response thereto, and allow the other Parties the ability to seek protection of this Agreement from disclosure at their cost and expense. Nothing herein shall preclude the Parties from disclosing that they have entered into the Agreement.
4.12This Agreement shall be binding on each Party’s successors, heirs, assigns, employees, agents, and attorneys.
4.13This Agreement shall not be altered, modified, or amended except by written agreement signed by all the Parties.
4.14This Agreement has been reached through negotiations between, and has been jointly drafted by, the Parties. The Parties have used their own judgment in entering into this Agreement. Therefore, this Agreement shall not be construed against the “drafter” of the same.
4.15With respect to its subject matter, including without limitation all matters incorporated herein by reference, this Agreement is a complete integration and final expression of the Parties’ rights and duties, and there are no other agreements or understandings between the Parties, oral or otherwise, to the contrary. No representations, promises, agreements, or understandings not contained in this Agreement regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the Parties to be bound, and dated on or after the date of this Agreement.
4.16If, after the date of this Agreement, any provision hereof is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and the remainder of the Agreement shall remain enforceable and not affected thereby.
4.17No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the Party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
4.18Nothing in this Agreement shall limit or otherwise circumscribe the Parties’ rights and remedies for breach of this Agreement, and the Parties retain all such rights and remedies. Any claim between the Parties affecting or relating to the subject matter of this Agreement, shall be brought in Maricopa County Superior Court. In any such proceeding, the prevailing Party shall be entitled to receive from the non-prevailing Party all expenses, including but not limited to reasonable attorneys’ fees and costs. The parties waive any right to trial by jury in any litigation relating to the subject matter of this Agreement.
4.19Time is of the essence for the obligations under this Agreement.
4.20This Agreement may be executed in any number of counterparts. All counterparts are deemed to constitute one and the same instrument, and each counterpart is deemed to be an original of that instrument. The use of DocuSign electronic signatures in connection with the execution of this Agreement shall be of the same legal effect, validity and enforceability as a manually executed signature.
4.21The Settlement Agreement is governed by and construed in accordance with Arizona law.

Execution Version
4.22All agreements made and orders entered during the course of the Litigation relating to the confidentiality of documents and information shall survive this Agreement, pursuant to the terms of such agreements.
4.23The Parties: (a) acknowledge that it is their intent to consummate this Agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Agreement and to exercise their best efforts to accomplish the foregoing terms and conditions of the Agreement expeditiously.
[SIGNATURES ON THE FOLLOWING PAGE]

Execution Version
WAGEWORKS, INC.,
a Delaware corporation

By:     /s/ Jon Kessler
    Name: Jon Kessler
    Title:    President
    Date: November 27, 2024

HEALTHEQUITY, INC.,
a Delaware corporation

By:     /s/ Jon Kessler
    Name: Jon Kessler
    Title:    President & Chief Executive Officer
    Date November 27, 2024

UNION MESA 1, LLC,
a Delaware limited liability company
By:    Union Mesa OM LLC, its Operating Member
    By:     /s/ David Krumwiede
    Name: David Krumwiede
    Title:    Senior Executive Vice President
    Date: November 27, 2024